                                        Filed Pursuant to Rule 424(b)(3) and (c)

                                                           File Number 333-74603

                 PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 1999

                                      to

                        Prospectus dated March 31, 1999

                                  490,000,000

                       Aspect Communications Corporation

              Zero Coupon Convertible Subordinated Debentures and
       Shares of Common Stock Issuable Upon Conversion of the Debentures

     This Prospectus Supplement supplements the Prospectus dated March 31, 1999 related to the following:

     The Debentures

     .  Aggregate principal amount at maturity:  $490,000,000

     . Common stock into which the debentures are convertible: 4,269,370 shares. This number excludes any additional shares of common stock that may be issuable upon conversion due to antidilution protection.

     .  Yield to maturity:  6.0% per year

     . Conversion Rate: 8.713 shares of Aspect Common Stock per $1,000 principal amount at maturity of debentures.

     .  Date of maturity:  August 10, 2018

     Conversion

     . Debenture holders can convert the debentures into Aspect common stock at any time prior to maturity.

     The Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     Unless otherwise noted, all information provided in this Prospectus Supplement is as of December 13, 1999.

                            SELLING SECURITYHOLDERS

     The Selling Securityholder section in the Prospectus is hereby amended to include the following information:

                               Principal Amount of           Percentage of             Number of
                             Debentures Beneficially          Debentures            Conversion Shares
      Name                  Owned that May Be Sold ($)      Outstanding (%)         that May Be Sold
      ----                  --------------------------      ---------------         -----------------
Deutsche Bank
 Securities                         32,525,000                    6.6                    283,390